INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Wendy Watkins (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS SECOND QUARTER RESULTS

Company's leading brands, balanced business model and strong balance sheet position it to manage through the near-term uncertainty related to African swine fever in China

AUSTIN, Minn. (May 23, 2019) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the second quarter of fiscal 2019. All comparisons are to the second quarter of fiscal 2018 unless otherwise noted.

EXECUTIVE SUMMARY

•	Volume of 1.2 billion lbs., up 1%

•	Record net sales of $2.3 billion, up 1%

•	Pretax earnings of $318 million, up 7%

•	Diluted earnings per share of $0.52

•	Excluding one-time gain on the divestiture of CytoSport, adjusted diluted EPS[1] of $0.46 per share

•	Effective tax rate of 11.1% compared to 20.0% last year

•	Operating margin of 13.3% compared to 12.9% last year

•	Year-to-date cash flow from operations of $366 million, down 18% due to higher working capital

•	Fiscal 2019 earnings guidance decreased to $1.71 to $1.85 per share from $1.77 to $1.91 per share

COMMENTARY
"We achieved record sales this quarter as three of our four segments delivered volume and sales growth," said Jim Snee, chairman of the board, president and chief executive officer. "Many of our innovative product lines such as Hormel® Bacon 1TM cooked bacon, Hormel® Fire BraisedTM products, Hormel® Natural Choice® snacks and Herdez® salsa delivered double-digit sales growth. We also grew core product lines such as Hormel® pepperoni, Dinty Moore® stew and Austin Blues® authentic barbeque products."

"In spite of record sales, second quarter earnings did not meet our expectations," Snee said. "African swine fever in China started to impact global hog and pork markets this quarter, which led to rapidly increasing input costs. In response, we have announced pricing action across our branded value-added portfolio in the Grocery Products, Refrigerated Foods and International segments."

"Jennie-O Turkey Store profits declined due to a combination of plant startup costs and lower retail sales," Snee said. "We made a large investment to automate our whole-bird facility in Melrose, Minn., and the startup was more difficult than anticipated. We made excellent progress through the quarter and are now on track to deliver the production efficiencies we expected. Retail sales declined for the quarter, but we are reactivating promotional activity and advertising in order to regain distribution."

"We finalized the sale of CytoSport this quarter and used the proceeds to pay down the remaining debt from the Columbus Craft Meats acquisition and build our cash position," Snee said. "We will use our strong balance sheet to continue to grow our company through disciplined and strategic investments, including acquisitions and capacity expansion projects."

SEGMENT HIGHLIGHTS – SECOND QUARTER

Refrigerated Foods

•Volume flat
•Net sales up 1%
•Segment profit down 5%

Volume and sales growth was led by foodservice products such as Hormel® Bacon 1TM cooked bacon, Hormel® Fire BraisedTM products and Austin Blues® authentic barbeque products. Retail products such as Hormel® Black Label® bacon, Hormel® Natural Choice® products, Hormel® pepperoni and Hormel® prepared foods products for the deli also showed excellent growth. Branded value-added sales growth was offset by a double-digit decline in commodity sales.

Segment profit declined as growth in value-added profits did not fully offset a 65% decline in commodity profits. Higher operational expenses related to capacity expansion projects also impacted profitability.

Grocery Products

•Volume up 3%
•Net sales up 2%
•Segment profit up 12%

Sales increases were led by Herdez® salsas and sauces, Wholly® guacamole dips and Skippy® peanut butter, offset by lower sales of CytoSport products. Segment profit increased primarily due to higher volume and margins across many categories, such as the SPAM® family of products and Dinty Moore® stew, and lower expenses for CytoSport. The divestiture of CytoSport was completed on April 15, 2019.

Jennie-O Turkey Store

•Volume up 2%
•Net sales flat
•Segment profit down 45%

Sales for the quarter were flat as improved results in foodservice and whole-bird sales were offset by declines in retail sales due to the lingering impact of two voluntary product recalls. Foodservice sales growth was led by many categories, including Jennie-O® sliced products. Segment profit was impacted by higher-than-expected plant startup expenses, higher feed costs and lower retail sales.

International & Other

•Volume down 7%
•Net sales down 9%
•Segment profit down 31%

International volume, sales and segment profit decreased primarily due to the continued impact of tariffs on fresh pork exports along with higher freight costs. Growth in our China business was driven by increased sales of branded value-added products such as SPAM® luncheon meat and Skippy® peanut butter.

SELECTED FINANCIAL DETAILS

Income Statement

•	Selling, general and administrative expenses decreased primarily due to a one-time gain resulting from the CytoSport divestiture and lower selling expenses.

•
Advertising investments were $35 million compared to $37 million last year. Advertising investments for the full year are expected to be modestly lower compared to the prior year due to the CytoSport divestiture.

•	Operating margin was 13.3% compared to 12.9% last year.

•
The effective tax rate was 11.1% compared to 20.0% last year. The decrease was due to the impact of the tax gain from the CytoSport divestiture. The full-year effective tax rate for fiscal 2019 is expected to be between 17.5% and 19.5%.

Cash Flow Statement

•
Capital expenditures in the second quarter were $48 million compared to $87 million last year. The full-year outlook for capital expenditures decreased to approximately $310 million, primarily due to weather delays and project timing. Key projects for the full year include an expansion of our Burke Corporation pizza-toppings facility in Nevada, Iowa, an expansion at our Fontanini facility in McCook, Ill., and multiple other projects designed to increase value-added capacity.

•	Depreciation and amortization expense in the second quarter was $41 million, flat to last year. The full-year expense is expected to be approximately $160 million.

•	Share repurchases for the quarter totaled $23 million, representing 0.6 million shares purchased.

•	The company repaid the remaining $375 million in debt related to the Columbus Craft Meats acquisition.

•	The company paid its 363rd consecutive quarterly dividend on May 15, 2019, at the annual rate of $0.84 per share, a 12% increase over the prior year.

Balance Sheet

•	Working capital increased to $1,199 million from $911 million at the beginning of the year, primarily related to the proceeds received from the CytoSport divestiture.

•	Cash on hand increased to $639 million from $459 million at the beginning of the year.

•	The company remains in a strong financial position to fund additional capital needs.

OUTLOOK
“Over the past three years, the intentional actions we have taken as part of Our Path Forward, which include evolving to a broader global branded food company, accelerating our foodservice business, modernizing our supply chain and divesting nonstrategic assets, has made our company stronger,” Snee said. “Our experienced management team, leading brands, focus on innovation, strong balance sheet and diversified businesses allow us to manage through times of uncertainty and volatility, as we are currently experiencing with African swine fever.”
The company's revised fiscal 2019 earnings guidance range is based on the input cost increases experienced in the second quarter and a forecast for volatile domestic pork prices in the second half of fiscal 2019. The company has a proven ability to operate in elevated market conditions but expects short-term margin compression as branded value-added pricing actions lag input cost increases. Additionally, expectations for Jennie-O Turkey Store have been lowered as the company reinvests in the Jennie-O® brand in order to regain retail distribution.

	Revised Fiscal 2019 Outlook	Prior Fiscal 2019 Outlook
Net Sales Guidance (in billions)	$9.50 - $10.0	$9.70 - $10.20
Earnings Per Share Guidance	$1.71 - $1.85	$1.77 - $1.91

PRESENTATION

A conference call will be webcast at 8:00 a.m. CT on Thursday, May 23, 2019. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 800-263-0877 and providing the access code 5051059. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at 11:00 a.m. CT, Thursday, May 23, 2019, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a leading global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include Skippy®, SPAM®, Hormel® Natural Choice®, Columbus®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the 11th year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

REPORTING SEGMENTS

At the beginning of fiscal 2019, the Hormel Deli Solutions division combined all deli businesses, including the Jennie-O Turkey Store deli division, into one division within the Refrigerated Foods segment. In addition, the ingredients business was realigned from the Grocery Products segment to the Refrigerated Foods segment. Fiscal 2018 second quarter and year-to-date segment net sales and segment profit reflect the new operating segments. These segment changes have no effect on previously reported consolidated net sales, operating profit, net earnings or earnings per share.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding "Forward-Looking Statements" and "Risk Factors" that appears on pages 31-36 in the company's Form 10-Q for the quarter ended Jan. 27, 2019, which can be accessed at hormelfoods.com in the "Investors" section.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS
The non-GAAP adjusted financial measurement of adjusted earnings per share is presented to provide investors additional information to facilitate the comparison of past and present operations. The company believes this non-GAAP financial measurement provides useful information to investors because it is a measurement used to evaluate performance on a comparable year-over-year basis. This non-GAAP measurement is not intended to be a substitute for a U.S. GAAP measurement in analyzing financial performance. This non-GAAP measurement is not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

Adjusted earnings per share excludes the one-time gain associated with the divestiture of the CytoSport business, which was recognized in Net Unallocated Expense and Provision for Income Taxes. The tax benefit was driven by the sale of shares of the CytoSport legal entity. The table below shows the calculations to reconcile from the non-GAAP adjusted measure to the GAAP measure in the second quarter.

	Second Quarter 2019
	2019 Non-GAAP Adjusted Earnings	Gain on CytoSport Sale	2019 GAAP Earnings
Grocery Products	$104,499	$—	$104,499
Refrigerated Foods	158,088	—	158,088
Jennie-O Turkey Store	17,749	—	17,749
International & Other	14,325	—	14,325
Total segment profit	$294,661	$—	$294,661
Net Unallocated Expense	(6,709)	(16,469)	(23,178)
Noncontrolling interest	207	—	207
Earnings Before Income Taxes	$301,577	$16,469	$318,046
Provision for income taxes	52,382	(16,972)	35,410
Net Earnings	$249,195	$33,441	$282,636
Less: Net earnings attributable to noncontrolling interest	207	—	207
Net Earnings attributable to Hormel Foods Corporation	$248,988	$33,441	$282,429

Diluted Earnings Per Share	$0.46	$0.06	$0.52

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	April 28, 2019	April 29, 2018*	% Change
NET SALES
Grocery Products	$635,319	$621,492	2.2
Refrigerated Foods	1,257,884	1,245,066	1.0
Jennie-O Turkey Store	305,256	303,875	0.5
International & Other	146,285	160,135	(8.6)
TOTAL	$2,344,744	$2,330,568	0.6

SEGMENT PROFIT
Grocery Products	$104,499	$93,206	12.1
Refrigerated Foods	158,088	166,920	(5.3)
Jennie-O Turkey Store	17,749	32,073	(44.7)
International & Other	14,325	20,850	(31.3)
TOTAL SEGMENT PROFIT	294,661	313,049	(5.9)
Net unallocated expense	(23,178)	16,304	(242.2)
Noncontrolling interest	207	138	50.0
EARNINGS BEFORE INCOME TAX	$318,046	$296,883	7.1

* FY18 segment results have been adjusted to reflect the changes in the Grocery Products, Refrigerated Foods and Jennie-O Turkey Store segments.

	Twenty-Six Weeks Ended
	April 28, 2019	April 29, 2018*	% Change
NET SALES
Grocery Products	$1,242,144	$1,225,069	1.4
Refrigerated Foods	2,536,631	2,499,703	1.5
Jennie-O Turkey Store	626,490	626,635	—
International & Other	299,834	310,454	(3.4)
TOTAL	$4,705,099	$4,661,861	0.9

SEGMENT PROFIT
Grocery Products	$199,796	$190,751	4.7
Refrigerated Foods	320,681	324,451	(1.2)
Jennie-O Turkey Store	55,653	69,797	(20.3)
International & Other	39,303	45,505	(13.6)
TOTAL SEGMENT PROFIT	615,433	630,504	(2.4)
Net unallocated expense	(9,287)	28,698	(132.4)
Noncontrolling interest	301	242	24.4
EARNINGS BEFORE INCOME TAX	$625,021	$602,048	3.8

* FY18 segment results have been adjusted to reflect the changes in the Grocery Products, Refrigerated Foods and Jennie-O Turkey Store segments.

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 28, 2019	April 29, 2018*	April 28, 2019	April 29, 2018*
Net sales	$2,344,744	$2,330,568	$4,705,099	$4,661,861
Cost of products sold	1,875,595	1,837,765	3,747,616	3,670,762
GROSS PROFIT	469,149	492,803	957,483	991,099
Selling, general and administrative	170,076	204,549	363,620	424,421
Equity in earnings of affiliates	13,291	13,486	24,749	37,017
OPERATING INCOME	312,364	301,740	618,612	603,695
Interest & investment income (expense)	11,297	2,144	18,171	10,083
Interest expense	(5,615)	(7,001)	(11,762)	(11,730)
EARNINGS BEFORE INCOME TAXES	318,046	296,883	625,021	602,048
Provision for income taxes	35,410	59,361	100,866	61,315
(effective tax rate)	11.1%	20.0%	16.1%	10.2%
NET EARNINGS	282,636	237,522	524,155	540,733
Less: Net earnings attributable to noncontrolling interest	207	138	301	242
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$282,429	$237,384	$523,854	$540,491

NET EARNINGS PER SHARE
Basic	$0.53	$0.45	$0.98	$1.02
Diluted	$0.52	$0.44	$0.96	$1.00

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	535,480	529,799	534,988	529,626
Diluted	546,330	542,811	546,724	543,146

Dividends declared per share	$0.2100	$0.1875	$0.4200	$0.3750
*Restated per ASU 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715).

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	April 28, 2019	October 28, 2018
ASSETS
Cash and cash equivalents	$639,327	$459,136
Short-term marketable securities	6,675	—
Accounts receivable	537,447	600,438
Inventories	1,030,574	963,527
Income taxes receivable	293	3,995
Prepaid expenses	24,219	16,342
Other current assets	12,132	6,662
TOTAL CURRENT ASSETS	2,250,667	2,050,100

Goodwill	2,486,635	2,714,116
Other intangibles	1,040,392	1,207,219
Pension assets	205,229	195,153
Investments in and receivables from affiliates	276,478	273,153
Other assets	181,777	189,951
Property, plant & equipment, net	1,494,567	1,512,600
TOTAL ASSETS	$7,935,745	$8,142,292

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$523,673	$618,830
Accrued expenses	59,144	48,298
Accrued worker's compensation	24,935	24,594
Accrued marketing	126,252	118,887
Employee-related expenses	182,720	224,736
Taxes payable	22,154	2,490
Interest and dividends payable	112,798	101,079
TOTAL CURRENT LIABILITIES	1,051,676	1,138,914

Long-term debt, less current maturities	250,000	624,840
Pension and post-retirement benefits	488,479	477,557
Other long-term liabilities	101,378	99,070
Deferred income taxes	142,428	197,093
Accumulated other comprehensive loss	(278,135)	(243,498)
Other shareholder's investment	6,179,919	5,848,316
TOTAL LIABILITIES & SHAREHOLDERS’ INVESTMENT	$7,935,745	$8,142,292

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Twenty-Six Weeks Ended
	April 28, 2019	April 29, 2018
OPERATING ACTIVITIES
Net earnings	$524,155	$540,733
Depreciation and amortization of intangibles	80,743	80,316
(Increase) decrease in working capital	(166,487)	(77,785)
Other	(72,818)	(99,923)
NET CASH PROVIDED BY OPERATING ACTIVITIES	365,593	443,341

INVESTING ACTIVITIES
Net (purchase) sale of securities	(6,664)	—
Proceeds from sale of business	473,885	—
Acquisitions of businesses/intangibles	—	(857,673)
Net purchases of property/equipment	(56,454)	(134,721)
Decrease in investments, equity in affiliates, and other assets	14,060	5,934
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	424,827	(986,460)

FINANCING ACTIVITIES
Net proceeds (payments) from short-term debt	—	185,000
Net (payments) proceeds from long-term debt	(374,840)	374,763
Dividends paid on common stock	(212,287)	(189,139)
Share repurchase	(67,622)	(44,741)
Other	44,277	29,978
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(610,472)	355,861
Effect of exchange rate changes on cash	243	4,707
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	180,191	(182,551)
Cash and cash equivalents at beginning of year	459,136	444,122
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$639,327	$261,571